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                                                                    EXHIBIT 99.1

            NATIONAL INSURANCE GROUP ACQUIRES ASSETS AND BUSINESS OF
                          AMERICAN REALTY TAX SERVICES

         South San Francisco, California - September 18, 1997 - National Insurance Group (NASDAQ National Market: NAIG), a leading provider of information and risk management services to financial institutions, today acquired the assets and realty tax service business of American Realty Tax Services, Inc. and its New York affiliate. The consummation of this asset purchase was jointly announced today by Mark A. Speizer, Chairman and Chief Executive Officer of National Insurance Group, and Joseph A. Manelski, President of American Realty Tax Services, Inc.

         Mr. Speizer said, "By adding realty tax services, National can now provide outsource and bundled services consisting of realty tax, flood zone determinations, insurance tracking, force place hazard and flood insurance services. For financial institutions, outsourcing is being viewed as a service that impacts positively on their efficiency ratios, turning expenses from fixed to variable, while reducing capital and other expenditures."

         Mr. Speizer continued, "Given this environment, mortgage and financial institutions will now have several choices in executing their business plans. One of the aspects of bundling is competitive pricing. In addition, customers are able to select from a variety of alternatives to help them better manage their portfolios, thereby allowing them to focus on their core business objectives."

         In conclusion, Mr. Speizer said, "National will bring several key components to mortgage services: the combination of tax, hazard and flood escrow services, tracking functions, outsourcing and insurance. As a result, our clients will be able to substantially reduce their costs associated with performing these functions, while receiving online, real-time access to information for customer service, reporting and other risk management."

         American Realty Tax Services, Inc., founded more than twenty years ago, provides realty tax tracking and related services to banks, mortgage companies and financial institutions throughout the nation. American Realty Tax Services, Inc. has its executive offices in Vienna, Virginia and branch offices in California, Florida, Michigan, New York, Pennsylvania, Rhode Island, Texas, Washington and Wisconsin


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         With roots going back to 1972 and based in South San Francisco,
California, in addition to tax services, National Insurance Group provides the following information and risk management services to financial institutions, mortgage bankers and other clients through its wholly-owned subsidiaries:
Pinnacle Data Corporation provides flood zone determination and census tract services; Fastrac Systems, Inc., and Fastrac Systems, Inc. Insurance Agent & Broker provide technology based mortgage and automobile insurance tracking services; and Great Pacific Insurance Company, an A.M. Best rated A (Excellent) company, provides force-placed, REO and collateral protection insurance to lending institutions and writes other lines of business such as flood insurance.